CHANGE-IN-CONTROL AGREEMENT


      Agreement effective as of the 24th day of March, 1997, by and between BANKNORTH GROUP, INC., a bank holding company, 300 Financial Plaza, Burlington, Vermont (hereinafter "BNG"), and JOHN M. KEEL, the Executive Vice President, Chief Information Officer of BNG, of Solon, Ohio
(hereinafter "Executive").

      WHEREAS, Executive is now Executive Vice President, Chief Information Officer of BNG (hereinafter the "Position"); and

      WHEREAS, BNG wishes to secure the future services of Executive in the Position; and

      WHEREAS, in order to induce Executive to remain in the Position, BNG wishes to assure Executive of the benefits of certain compensation in the event of a Change-in-Control of BNG; and

      WHEREAS, Executive is willing to enter into this Agreement for such periods and upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and to induce Executive to remain in the employ of BNG, the parties agree as follows:

      1.  Term of Agreement.

            1.1 This Agreement shall remain in effect indefinitely; provided, however, that either Executive or BNG may terminate this Agreement on a future date certain by delivering written notice to the other party not less than one (1) month prior to the future termination date.

       2.  Change-in-Control.

            2.1 A "Change-in-Control" shall be deemed to have occurred, for all purposes of this Agreement, if any "Person", as defined in Section 2.2, has acquired control of BNG. A Person has control if:

                  (a) the Person directly or indirectly or acting through one or more other Persons owns, controls, or has power to vote 25 percent or more of any class of voting securities of BNG;

                  (b) the Person controls in any manner the election of a majority of the directors of BNG; or

                  (c) the Board of Directors of BNG determines that the Person directly or indirectly exercises a controlling influence over the management or policies of BNG.

            2.2 A "Person" shall include a natural person, corporation, or other entity. When two (2) or more Persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of BNG common stock, such partnership, syndicate or group shall be considered a Person. Beneficial ownership shall be determined under the then current provisions of Securities Exchange Act Rule 13d-3; Reg. Section 240.13d-3.

            2.3 If during the Term of this Agreement a Change-in-Control occurs, BNG shall be contractually bound to employ the Executive for a period of two years from the effective date of such Change-in-Control (the "Contract Term"). During the Contract Term the Executive's employment with BNG shall end without further liability of BNG only if the Executive's employment terminates as provided in Section 2.4. If
      (i) BNG terminates Executive's employment for any reason other than for Cause (defined herein), or (ii) Executive terminates his employment for Good Reason as provided in Section 4.1 (either being an "involuntary termination"), Executive shall be entitled to receive such compensation benefits as are provided in Section 3.1 for the Contract Term, unless such period terminates earlier under Section
      2.4. For all purposes of this Agreement, "Cause" shall mean Executive's material failure to apply, in good faith, on a full time basis (allowing for usual vacations and sick leave) all of his skill and experience to the performance of the duties and responsibilities of the Position, or the serious willful misconduct of Executive including, but not limited to, the commission by Executive of a felony or the perpetration by Executive of a common-law fraud upon BNG or any affiliate thereof.

            2.4 Notwithstanding the provisions of Section 2.3, the Contract Term shall terminate upon the occurrence of one or more of the following events:

                  (a) Executive's attainment of the age of 65, unless otherwise agreed;

                  (b) Executive's attainment of the age of 62, if he shall have given the Board of Directors of BNG six (6) months' written notice of his desire to take early retirement;

                  (c)  the death of Executive;

                  (d) the commission of any act which would justify a termination for Cause hereunder; or

                  (e) the Executive's "permanent disability" defined as Executive's inability by reason of physical or mental illness to fulfill his obligations hereunder for the reasonably foreseeable future, as determined by the Board of Directors of BNG after considering all relevant medical evidence.

            2.5 Executive has no duty to mitigate damages in the event of an involuntary termination. BNG's obligations to Executive under
      Article 3 are subject to Executive's compliance with the provisions of
      Article 6.

       3.  Compensation.

            3.1 BNG shall, for the Contract Term, make the following payments and provide the following benefits to Executive if he is then employed by BNG or if his employment with BNG has ended through an involuntary termination:

                  (a) Executive's base salary immediately prior to the Change-in- Control shall be continued for the Contract Term subject to increase as set forth below. Salary compensation so determined shall be paid in accordance with BNG's normal payroll practices. Executive's base salary will be increased annually at a rate no less than the prior year's increase in the Consumer Price Index For All Urban Consumers, All Items, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

                  (b) Executive during the Contract Term shall continue to participate in any employee welfare or retirement plan or program of BNG available generally to employees of BNG to the extent that such continued participation is possible under the general terms and provisions of such plans and programs. Such plans may include plans for hospital services, medical services, major medical, dental, disability, survivor benefits, employees' pension plan and profit sharing plan. In the event Executive is unable to continue participation in any such plan or program, Executive annually shall be entitled to receive for the Contract Term an amount equal to the average annual contributions, payments, credits, or allocations made by BNG to him, to his account, or on his behalf over the three (3) year period (or such shorter period if the plan or program has not been in effect for Executive for 3 years) preceding termination of employment, provided that with respect to hospital, medical, dental, major medical, survivor, disability and other similar insurance benefit plans provided by BNG in which continued participation is not possible, Executive shall in addition be entitled to receive from BNG an amount reasonably necessary to permit Executive to obtain comparable substitute benefits or coverage. Partial years shall be prorated.

                  (c) Executive's benefits provided pursuant to BNG's Long-Term Incentive Plan (Stock Option Program) shall not be affected by the provisions of this Agreement, and no supplemental payments shall be made by BNG with respect to the Long-Term Incentive Plan; Executive's rights under the Long-Term Incentive Plan shall be determined exclusively under such plan and separate agreements, if any, between Executive and BNG entered into pursuant to such plan.

                  (d) During the remainder of the Contract Term, BNG annually shall pay Executive an amount equal to the average cash bonuses paid to Executive under the Short-Term Incentive Compensation Plan for the three (3) consecutive calendar year periods (or the period of Executive's participation in such plan if less than three (3) years) ending on the last day of the calendar year preceding the year in which Executive's employment is terminated. Such amount shall be paid annually in the same manner and at the same time as such benefits are paid to Plan participants generally. Partial years shall be prorated.

                  (e) Notwithstanding the foregoing, BNG shall not pay to Executive and Executive shall not be entitled to receive any payment or benefit that would be treated as an "excess parachute payment" as such phrase is defined under Section 280G of the Internal Revenue Code of 1986 or any future amendment thereto or any corresponding provision of any future United States revenue statute. In the event any such excess parachute payment is made to Executive for any reason, Executive agrees to reimburse BNG in the amount of such payment upon demand.

       4.  Termination for Good Reason.

            4.1 If Executive, by written notice to the Board of Directors of BNG, terminates his employment at any time during the Contract Term for "Good Reason" (defined herein), the Executive shall be entitled to receive all of the payments and benefits specified in Section 3.1.
      For all purposes of this Agreement the phrase "Good Reason" shall mean a material reduction in position responsibility and authority vested in Executive, a compensation or benefit reduction contrary to the terms of this Agreement, a required relocation outside of the state in which Executive's principal office is now situated, or a significant change in Executive's reporting relationships.

      5.  Benefits.

            5.1 Executive is now a participant, and in the future may become a participant, in certain arrangements for the benefit of Executive and/or executive officers, including, but not limited to, the following:

                  (a)  Long-Term Incentive (Stock Option) Plan; and

                  (b)  Short-Term Incentive Compensation Plan.

      This Agreement shall in no way affect Executive's participation in such plans or arrangements, except as otherwise expressly provided herein.

       6.  Noncompetition Provisions.

            6.1 During the Contract Term, Executive shall not become an officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with BNG or with any subsidiary of BNG, as the business of BNG, or any subsidiary of BNG may be constituted at the time of termination of Executive's employment.

            6.2 For the purposes of Section 6.1, a business enterprise with which Executive becomes associated as an officer, employee, agent, partner or director, shall be considered in "substantial direct competition" if, during a period when such competition is prohibited, such business enterprise is a financial institution, a bank, or a bank holding company, or is a subsidiary of a bank holding company which is engaged in any business within the scope of the business then engaged in by BNG or any subsidiary of BNG, which business enterprise has an office or a branch located in any county where BNG or any subsidiary of BNG has a branch or an office or located in any county contiguous to any such county.

            6.3 Except as provided in Section 6.4, in the event of a breach by Executive of the noncompetition provisions of Section 6.1, BNG shall be entitled to terminate the payment of all compensation, payments and benefits to Executive and shall be entitled to such other relief, including injunctive relief, as may be permitted in law or equity.

            6.4 In the event of a breach by Executive of the noncompetition provisions of Section 6.1, after an involuntary termination, the termination of payment of such compensation to Executive shall be the sole remedy of BNG.

       7.  Notices.

            All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Executive or to the Secretary of BNG, or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to his last known address as carried on the personnel records of BNG, and in the case of BNG, to its corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

      8.  Prior Agreements.

            This Agreement supersedes and replaces all prior agreements relating to the subject matter hereof.

      9.  Attorneys' Fees.

            If it becomes necessary for Executive or BNG to commence or become a party to litigation for the purpose of enforcing any rights arising under this Agreement, the prevailing party shall be entitled to reimbursement from the losing party for all legal fees, costs and expenses incurred in connection with any such litigation.

      10.  Successors and Assigns.

            The rights and obligations of BNG under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of BNG. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon Executive's heirs and successors. Executive may not assign his rights and obligations under this Agreement.

      11.  Severability.

            If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

      12.  Construction.

            This Agreement shall be construed under the laws of the State of Vermont. Article headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement. This Agreement may be modified only by a writing signed by the parties.

      IN WITNESS WHEREOF, Banknorth Group, Inc. has caused this Agreement to be executed by a duly authorized officer and Executive has hereunto set his hand and seal as of the day and year first above written.

EXECUTIVE                              BANKNORTH GROUP, INC.

/s/ John M. Keel                       By:  /s/  Michael J. New
John M. Keel                           Its duly authorized agent